EXHIBIT 23.2

CONSENT OF GARY GIROUX

The undersigned, Gary Giroux, hereby states as follows:

I, Gary Giroux, assisted with the preparation of the “NI 43-101 Technical Report – The North Bullfrog Project, Bullfrog Mining District, Nye County, Nevada” dated April 1, 2014 and the “Technical Report on the LMS Gold Project, Goodpaster Mining District, Alaska” dated October 22, 2014 (the “Technical Reports”) portions of which are summarized (the “Summary Material”) in the Quarterly Report on Form 10-Q for Corvus Gold Inc. (the “Company”) which is incorporated by reference into the Company’s Registration Statement on Form S-8 (333-198689).

I hereby consent to the Summary Material concerning the Technical Reports and the reference to my name and the name of Giroux Consultants Ltd. in the Form 10-Q as incorporated by reference into the Form S-8 (333-198689).

Date: January 9, 2015	By:	/s/ Gary H. Giroux

Name: Gary Giroux, M.A. Sc., P. Eng.,
Giroux Consultants Ltd.